Exhibit 99

RPC, Inc. Announces Third Quarter 2014 Share Repurchases

ATLANTA, October 1, 2014 - RPC, Inc. (NYSE: RES) announced today that during the third quarter of 2014 it purchased 209,485 shares under its share repurchase program.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found at www.rpc.net.

For information about RPC, Inc. or this event, please contact:

Ben Palmer

Chief Financial Officer

(404) 321-2140

irdept@rpc.net

Jim Landers

Vice President, Corporate Finance

(404) 321-2162

jlanders@rpc.net